As filed with the Securities and Exchange Commission on June 20, 2012

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ISC8 INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0280334
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3001 Red Hill Avenue

Costa Mesa, California 92626

(Address of registrant’s principal executive offices) (Zip Code)

ISC8 Inc. 401(k) and Stock Bonus Plan

(Full title of the plan)

Copies of all communications to:
Dan Regalado	Arthur Dudley II, Esq.
Chief Financial Officer	Jennifer E. Consiglio, Esq.
Irvine Sensors Corporation	Butzel Long, a professional corporation
3001 Red Hill Avenue, Building 3	150 W. Jefferson, Suite 100
Costa Mesa, California 92626	Detroit, MI 48226
(Name and Address of Agent For Service)	(313) 225-7000

(714) 549-8211
(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $.01 par value, issued or issuable pursuant to ISC8 Inc. 401(k) and Stock Bonus Plan	29,392,830 shares	$0.12	$3,527,140	$404.21

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares of the Registrant’s common stock that may be offered or issued under the ISC8 Inc. 401(k) and Stock Bonus Plan, in connection with any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s common stock.
(2)	Estimated solely for the purpose of calculating the registration fee under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low price per share of the Registrant’s common stock on June 13, 2012, as reported on the Over-the-Counter Bulletin Board.

EXPLANATORY NOTE

ISC8 Inc., formerly known as Irvine Sensors Corporation, has prepared this Registration Statement to register 20,000,000 shares of its common stock issuable under the ISC8 Inc. 401(k) and Stock Bonus Plan (the “Stock Bonus Plan”) and 9,392,830 shares of its common stock previously issued to Stock Bonus Plan participants and which may be reoffered or resold by such plan participants, or by the Stock Bonus Plan if such shares are forfeited by plan participants upon termination of their employment. Of the 9,392,830 previously issued shares being registered under this Registration Statement, the Stock Bonus Plan currently has 71,743 shares in its forfeiture account which have been forfeited by former employees.

This Registration Statement contains two parts. The first part contains a “Reoffer” Prospectus prepared according to Part I of Form S-3 and satisfies the requirements of Section C of the General Instructions to Form S-8. The Reoffer Prospectus covers reoffers and resales on a continuous or delayed basis in the future of 9,392,830 shares of common stock issued under the Stock Bonus Plan to selling stockholders prior to the filing of this Registration Statement. These shares are restricted securities (as defined in Rule 144(a)(3) under the Securities Act). The second part of this Registration Statement contains information required in this Registration Statement by Part II of Form S-8.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION

The documents containing the information specified in Item 1 will be sent or given to participants in the Stock Bonus Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed, and are not being filed, with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), and other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

Dan Regalado

ISC8 Inc.

3001 Red Hill Avenue, Building 3

Costa Mesa, California 92626

Telephone (714) 549-8211

I-1

REOFFER PROSPECTUS

9,392,830 SHARES OF COMMON STOCK OF

ISC8 INC.

3001 Red Hill Avenue

Costa Mesa, California 92626

(714) 549-8211

This Reoffer Prospectus relates to the offer and sale of up to 9,392,830 shares of our common stock from time to time by selling stockholders. The common stock has been issued to the selling stockholders under our 401(k) and Stock Bonus Plan (the “Stock Bonus Plan”).

Our common stock is traded on the Over-The-Counter Bulletin Board (“OTCBB”) under the symbol “ISCI”. On June 13, 2012, the closing price of a share of our common stock was $0.12 per share.

We will not receive any of the proceeds from the sales by the selling stockholders. The common stock may be sold from time to time by the selling stockholders either directly in private transactions, or through one or more brokers or dealers, or any other market or exchange on which the common stock is quoted or listed for trading, at such prices and upon such terms as may be obtainable. These sales may be at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Upon any sale of the common stock by a selling stockholder who is our affiliate (as that term is defined under Rule 405 of the Securities Act) and participating agents, brokers, dealers or market makers, they may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), and commissions or discounts or any profit realized on the resale of such securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

No underwriter is being utilized in connection with this offering. We will pay all expenses incurred in connection with this offering and the preparation of this Reoffer Prospectus.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 1.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Reoffer Prospectus is June 20, 2012

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In this Registration Statement, the terms “ISC,” “Irvine Sensors,” “Irvine Sensors Corporation,” “Company,” “we,” “us” and “our” refer to ISC8 Inc. and its subsidiaries.

RISK FACTORS

A description of the risk factors associated with our business is set forth below. Our future operating results are highly uncertain. Before deciding to invest in our common stock or to maintain or increase your investment, you should carefully consider the risks described below, in addition to the other information contained in our Annual Report on Form 10-K, and in our other filings with the Securities and Exchange Commission (SEC), including any subsequent reports filed on Forms 10-Q and 8-K. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and results of operations. If any of these risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our common stock could decline and you may lose all or part of your investment.

We have significant debt that must be serviced in cash over the next twelve months. In this interval, this obligation will place priority demands on our liquidity and additional risks if the repayment and covenant obligations of this debt are not fulfilled.

As of April 1, 2012, we had approximately $4.5 million of subordinated secured promissory notes, the holders of which can demand repayment any time on or after July 16, 2012. If we choose to allocate some of the proceeds from the sale of our Thermal Imaging Business or our Revolving Credit Facility to the retirement of these notes, such action will substantially decrease our discretionary liquidity and potentially restrict our prospects to increase our total revenues to levels necessary to achieve self-sustaining cash flow from operations. In such an instance or in the event that we are unable to repay our debt when due, we may have to seek additional financing, and there can be no guarantee that such financing would be available on a timely basis, on terms that are acceptable or at all. Failure to meet the repayment or other obligations of our existing debt on or before July 16, 2012 could materially adversely affect our business, results of operations and financial condition and threaten our financial viability.

We may consider divesting other assets to improve our liquidity or to focus our business operations.

To address our financial needs, we sold a large portion of our patent portfolio in 2009 and assets used in our Thermal Imaging Business in January 2012. We may enter into agreements to sell other assets in the future. We also may wish to divest assets to focus our resources on selected business opportunities. We may not be able to complete such sales, if any, on acceptable terms, on a timely basis or at all, and such sales, if any, could materially adversely affect our future revenues. Furthermore, we have lenders with security interests in substantially all of our assets, and such sales would therefore require such lenders’ consent and not likely generate any direct benefits to stockholders and could materially impair our ability to maintain our current operations.

Since 2006, we have engaged in multiple financings, which have significantly diluted existing stockholders and will likely result in substantial additional dilution in the future.

Assuming conversion of all of our existing convertible securities as presently authorized and exercise in full of all options and warrants outstanding as of April 1, 2012, an additional approximately 324.5 million shares of our common stock would be outstanding, as compared to the approximately 122.2 million shares of our common stock that were issued and outstanding at that date. Since October 1, 2008 through April 1, 2012, we have issued approximately 119.5 million shares of our common stock, largely to fund our operations and retire debt, resulting in significant dilution to our existing stockholders. Any additional equity or convertible debt financings in the future will likely result in further dilution to our stockholders. Existing stockholders also will suffer significant dilution in ownership interests and voting rights and our stock price could decline as a result of potential future application of price anti-dilution features of our Subordinated Notes, if not waived.

We may need to raise additional capital to fund our operations and service our debt, and if such capital is not available to us on terms that are acceptable to us, on a timely basis or at all, our operations could be seriously curtailed.

If we are not able to substantially grow our revenues in the near future, we anticipate that we may require additional capital to meet our working capital needs, fund our operations and meet our debt service obligations. We cannot assure you that any additional capital from financings or other sources will be available on a timely basis, on acceptable terms, or at all, or that the proceeds from any financings will be sufficient to address our near term liquidity requirements. If we are not able to obtain needed additional capital, our business, financial condition and results of operations could be materially and adversely affected, and we may be forced to curtail our operations.

We anticipate that our future capital requirements will depend on many factors, including:

•	our ability to meet our current obligations, including trade payables, payroll and fixed costs;

•	our required service on our debt and settlement obligations payable over the next twelve months;

•	our ability to procure additional contracts, and the timing of our deliverables under our contracts;

•	our ability to earn commissions under the Thermal Imaging APA and avoid any indemnification obligations under that agreement;

•	the timing of payments and reimbursements from U.S. Government and other contracts;

•	our ability to control costs;

•	our ability to commercialize our technologies and achieve broad market acceptance for such technologies;

•	increased sales and marketing expenses;

•	our ability to divest assets as we deem necessary;

•	technological advancements and competitors’ responses to our products;

•	capital improvements to new and existing facilities;

•	our relationships with customers and suppliers; and

•	general economic conditions including the effects of future economic slowdowns, a slump in the semiconductor market, acts of war or terrorism and current international conflicts.

Our ability to raise additional capital may be limited because, as a company that is quoted on the OTCBB, we are no longer eligible to use Form S-3 to register the resale of securities issued in private financings. Even if available, financings can involve significant costs and expenses, such as legal and accounting fees, diversion of management’s time and efforts, or substantial transaction costs or break-up fees in certain instances. Financings may also involve substantial dilution to existing stockholders, and may cause additional dilution through adjustments to certain of our existing securities under the terms of their anti-dilution provisions. If adequate funds are not available on acceptable terms, or at all, our business and revenues may be adversely affected and we may be unable to continue our operations at current levels, develop or enhance our products, expand our sales and marketing programs, take advantage of future opportunities or respond to competitive pressures.

Our Institutional Financing has created substantial and continuing non-cash accounting charges that will make it difficult for us to achieve net profit and positive net worth while our new debt instruments are outstanding.

The Subordinated Notes we issued in the Institutional Financing in December 2010, March 2011 and July 2011 contain features that are deemed to create a derivative liability under accounting principles. At April 1, 2012, our aggregate derivative liability was valued at $30,072,900, exclusively as a result of these instruments. Because of the price volatility of our common stock, this derivative liability could increase substantially in future reporting periods if the market value of our common stock were to increase from the $0.17 per share value of April 1, 2012. Such change in the value of derivative liability would be recorded as an expense in our consolidated statement of operations, making it difficult to achieve net profit. In addition, the aggregate recorded derivative liability has already adversely affected our stockholders’ deficit and any future increases in derivative liability would further adversely affect such stockholders’ deficit, making it more difficult for us to meet criteria for re-listing our common stock on Nasdaq or some other national securities exchange. The effect of these derivative liabilities would ultimately be eliminated if the associated debt instruments were converted to equity pursuant to their terms, but we cannot guarantee such an outcome.

Our Institutional Financing has also resulted in substantial control by our primary investors over the outcome of stockholder voting and Board decisions.

Costa Brava and Griffin, our new institutional investors, collectively control approximately 49% of our presently issued and outstanding common stock and have the ability to convert their Subordinated Notes into additional shares of common stock at any time, thereby increasing their aggregate percentage ownership. In addition, they have nominated four of the nine directors that presently serve on our Board of Directors. Accordingly, Costa Brava and Griffin have significant influence over the outcome of matters that require stockholder votes or actions by our Board of Directors, and the ability of other stockholders to influence such outcomes has been correspondingly diminished.

In September 2010, our common stock was delisted from the Nasdaq Capital Market for non-compliance with Nasdaq’s $1.00 per share minimum bid price continued listing requirement and commenced trading on the Over-the-Counter Bulletin Board, thereby causing your ability to sell your shares of our common stock to be limited by “penny stock” restrictions and our ability to raise additional capital to potentially be compromised.

With the delisting of our common stock, it comes within the definition of “penny stock” as defined in the Securities Exchange Act of 1934 (Exchange Act) and is covered by Rule 15g-9 of the Exchange Act. That Rule imposes additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors. For transactions covered by Rule 15g-9, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, Rule 15g-9 potentially affects the ability or willingness of broker-dealers to sell our securities, and accordingly would also affect the ability of stockholders to sell their securities in the public market. These additional procedures could also limit our ability to raise additional capital in the future.

Significant sales of our common stock in the public market would likely cause our stock price to fall.

The average trading volume of our shares in March 2012 was approximately 158,000 shares per day, compared to the approximately 122.2 million shares outstanding and the additional approximately 324.5 million shares potentially outstanding on a fully diluted basis at April 1, 2012. Other than volume limitations imposed on our affiliates, many of the issued and issuable shares of our common stock are freely tradable. If the holders of freely tradable shares were to sell a significant amount of our common stock in the public market, the market price of our common stock would likely decline. We have obligations to holders of our Subordinated Notes that could require us to register shares of common stock held by them and shares issuable upon conversion of those instruments for resale on a registration statement. If we raise additional capital in the future through the sale of shares of our common stock or instruments convertible into shares of our common stock to private investors, we may, subject to existing restrictions lapsing or being waived, agree to register these shares for resale on a registration statement as we have done in the past. Upon registration, these additional shares would become freely tradable once sold in the public market, assuming the prospectus delivery and other requirements were met by the sellers, and, if significant in amount, such sales could further adversely affect the market price of our common stock. The sale of a large number of shares of our common stock also might make it more difficult for us to sell equity or equity-related securities in the future at a time and at the prices that we deem appropriate.

Because our operations currently depend on U.S. Government sales, contracts and subcontracts, we face additional risks related to contracting with the U.S. Government, including federal budget issues and fixed price contracts that could materially and adversely affect our business.

Future political and economic conditions are uncertain and may directly and indirectly affect the quantity and allocation of expenditures by federal agencies. Even the timing of incremental funding commitments to existing, but partially funded, contracts or purchase orders can be affected by these factors. The U.S. defense budget for Fiscal 2011 was only finalized after a lengthy delay, and it was not until late in Fiscal 2011 that we began to get visibility into the scope and timing of possible new U.S. Government procurement actions to us and the resulting impact of the budgetary delay on our future sales. Cutbacks or re-allocations in the federal budget could have a material adverse impact on our results of operations as long as we sell our products and perform our funded research and development largely for U.S. Government customers. In this regard, the possible impact, if any, of the 2011 federal debt ceiling spending agreement is presently unknown. Obtaining U.S. Government contracts may also involve long purchase and payment cycles, competitive bidding, qualification requirements, delays or changes in funding, budgetary constraints, political agendas, extensive specification development and price negotiations and milestone requirements. Each U.S. Government agency also maintains its own rules and regulations with which we must comply and which can vary significantly among agencies. Governmental agencies also often retain some portion of fees payable upon completion of a project and collection of these fees may be delayed for several months or even years, in some instances. In addition, a number of our U.S. Government contracts are fixed price contracts, which may prevent us from recovering costs incurred in excess of budgeted costs for such contracts. Fixed price contracts require us to estimate the total project cost based on preliminary projections of the project’s requirements. The financial viability of any given project depends in large part on our ability to estimate such costs accurately and complete the project on a timely basis. In the event our actual costs exceed fixed contractual costs of either our research and development contracts or our production orders, we will not be able to recover the excess costs.

Our U.S. Government contracts are also subject to termination or renegotiation at the convenience of the U.S. Government, which could result in a large decline in revenue in any given quarter. Although U.S. Government contracts have provisions providing for the reimbursement of costs associated with termination, the termination of a material contract at a time when our funded backlog does not permit redeployment of our staff could result in reductions of employees. We have in the past chosen to incur excess overhead in order to retain trained employees during delays in contract funding. We also have had to reduce our staff from time-to-time because of fluctuations in our funded U.S. Government contract base. In addition, the timing of payments from U.S. Government contracts is also subject to significant fluctuation and potential delay, depending on the U.S. Government agency involved. Any such delay could result in a material adverse effect on our liquidity. Since a substantial majority of our total revenues in the last two fiscal years were derived directly or indirectly from U.S. Government customers, these risks can materially adversely affect our business, results of operations and financial condition.

We have historically generated substantial losses, which, if continued, could make it difficult to fund our operations or successfully execute our business plan, and could adversely affect our stock price.

Since our inception, we have generated net losses in most of our fiscal periods. We experienced a net loss of approximately $15.8 million in Fiscal 2011 and a net loss from continuing operations of approximately $26.8 million in the first 26 weeks of Fiscal 2012. We cannot assure you that we will be able to achieve or sustain profitability in the future. In addition, because we have significant expenses that are fixed or difficult to change rapidly, we generally are unable to reduce expenses significantly in the short-term to compensate for any unexpected delay or decrease in anticipated revenues. We are dependent on support from subcontractors to meet our operating plans and susceptible to losses when such support is delayed. Such factors could cause us to continue to experience net losses in future periods, which will make it difficult to fund our operations and achieve our business plan, and could cause the market price of our common stock to decline.

Our current business depends on a limited number of customers, and if any of these customers terminate or reduce their contracts with us, or if we cannot obtain additional U.S. Government business in the future, our revenues could decline and our results of operations could be adversely affected.

In the 13-week and 26-week periods ended April 1, 2012, direct contracts with the U.S. government accounted for 66.2% and 41.3% of the Company’s total revenues, and second-tier government contracts with prime government contractors accounted for 32.6% and 58.2% of total revenues. The remainders of the Company’s total revenues in both periods were derived from nongovernment sources.

As reclassified to reflect the Company’s results of continuing operations without the thermal imaging business which was sold to Vectronix, on January 31, 2012, in the 13-week and 26-week periods ended April 3, 2011, direct contracts with the U.S. government accounted for 99.0% and 93.8%, respectively, of the Company’s total revenues. The remaining 1% and 6.2% of the Company’s total revenues during such periods were derived from non-government sources.

Although we plan to shift our focus to include the commercialization of our technology, we expect to continue to be dependent upon business with federal agencies and their contractors for a substantial portion of our revenues for the foreseeable future. Our dependency on a few customers increases the risks of disruption in our business or significant fluctuations in quarterly revenue, either of which could adversely affect our total revenues and results of operations.

If we fail to scale our operations adequately, we may be unable to meet competitive challenges or exploit potential market opportunities, and our business could be materially and adversely affected.

Our consolidated total revenues in Fiscal 2011 and the first 26 weeks of Fiscal 2012 were $14.1 million and $2.5 million, respectively. To become and remain profitable, we will need to materially grow our total revenues or substantially reduce our operating expenses. Such challenges are expected to place a significant strain on our management personnel, infrastructure and resources. To implement our current business and product plans, we will need to expand, train, manage and motivate our workforce, and expand our operational and financial systems, as well as our manufacturing and service capabilities. All of these endeavors will require substantial additional capital and substantial effort by our management. If we are unable to effectively manage changes in our operations, we may be unable to scale our business quickly enough to meet competitive challenges or exploit potential market opportunities, and our current or future business could be materially and adversely affected.

Historically, we have primarily depended on third party contract manufacturers for the manufacture of a majority of our products and any failure to secure and maintain sufficient manufacturing capacity or quality products could materially and adversely affect our business.

For our existing products, we primarily have used contract manufacturers to fabricate and assemble our stacked chip, microchip and sensor products. Our internal manufacturing capabilities consist primarily of assembly, calibration and test functions for our thermal camera products. We have typically used single contract manufacturing sources for our historical products and do not have long-term, guaranteed contracts with such sources. As a result, we face several significant risks, including:

•	a lack of guaranteed supply of products and higher prices;

•	limited control over delivery schedules, quality assurance, manufacturing yields and production costs; and

•	the unavailability of, or potential delays in obtaining access to, key process technologies.

In addition, the manufacture of our products is a highly complex and technologically demanding process and we are dependent upon our contract manufacturers to minimize the likelihood of reduced manufacturing yields or quality issues. We currently do not have any long-term supply contracts with any of our manufacturers and do not have the capability or capacity to manufacture our products in-house in large quantities. If we are unable to secure sufficient capacity with our existing manufacturers, implement manufacturing of some of our new products at other contract manufacturers or scale our internal capabilities, our revenues, cost of revenues and results of operations could be materially adversely impacted.

If we are not able to obtain broad market acceptance of our new and existing products, our revenues and results of operations could be materially adversely affected.

We generally focus on emerging markets. Market reaction to new products in these circumstances can be difficult to predict. Our 3-D stacked products use our chip stacking technologies that have not yet achieved broad market acceptance. Furthermore, we are in the beginning stages of introducing our cyber product offerings and will require extensive testing. We cannot assure you that our present or future products will achieve market acceptance on a sustained basis. In addition, due to our historical focus on research and development, we have a limited history of competing in the intensely competitive commercial electronics industry. As such, we cannot assure you that we will be able to successfully develop, manufacture and market additional commercial product lines or that such product lines will be accepted in the commercial marketplace. If we are not successful in commercializing our new products, our ability to generate revenues and our business, financial condition and results of operations could be adversely affected.

Our stock price has been subject to significant volatility.

The trading price of our common stock has been subject to wide fluctuations in the past. Since January 2000, our common stock has traded at prices as low as $0.07 per share in September 2011 and as high as $3,750.00 per share in January 2000 (after giving effect to two reverse stock splits subsequent to January 2000). The current market price of our common stock may not increase in the future. As such, you may not be able to resell your shares of common stock at or above the price you paid for them. The market price of the common stock could continue to fluctuate or decline in the future in response to various factors, including, but not limited to:

•	our cash resources and ability to raise additional funding and repay indebtedness;

•	changes in the fair value of derivative instruments expense;

•	reduced trading volume on the OTCBB;

•	quarterly variations in operating results;

•	U.S Government budget reallocations or delays in or lack of funding for specific projects;

•	our ability to control costs and improve cash flow;

•	our ability to introduce and commercialize new products and achieve broad market acceptance for our products;

•	announcements of technological innovations or new products by us or our competitors;

•	changes in investor perceptions;

•	economic and political instability, including acts of war, terrorism and continuing international conflicts; and

•	changes in earnings estimates or investment recommendations by securities analysts.

The trading markets for the equity securities of high technology companies have continued to experience volatility. Such volatility has often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock. In the past, companies that have experienced volatility in the market price of their securities have been the subject of securities class action litigation. We were subject to a class action lawsuit that diverted management’s attention and resources from other matters until it was settled in June 2004. We cannot guarantee you that we will not be subject to similar class action lawsuits in the future.

We are subject to technological risk from the developments of competitors, and our Fiscal 2009 sale of patent assets has removed barriers to competition.

We sold most of our then-issued patents and pending patent applications in Fiscal 2009. Although we retained a worldwide, royalty-free, non-exclusive license to use the patented technology that we sold in our business, the purchaser of our patent assets is entitled to use those patents for any purpose, including possible competition with us. We treat technical data as confidential and generally rely on internal nondisclosure safeguards, including confidentiality agreements with employees, and on laws protecting trade secrets, to protect our proprietary information and maintain barriers to competition. However, we cannot assure you that these measures will adequately protect the confidentiality of our proprietary information or that others will not independently develop products or technology that are equivalent or superior to ours.

Our ability to exploit our own technologies may be constrained by the rights of third parties who could prevent us from selling our products in certain markets or could require us to obtain costly licenses.

Other companies may hold or obtain patents or inventions or may otherwise claim proprietary rights to technology useful or necessary to our business. We cannot predict the extent to which we may be required to seek licenses under such proprietary rights of third parties and the cost or availability of these licenses. While it may be necessary or desirable in the future to obtain licenses relating to one or more proposed products or relating to current or future technologies, we cannot assure you that we will be able to do so on commercially reasonable terms, if at all. If our technology is found to infringe upon the rights of third parties, or if we are unable to gain sufficient rights to use key technologies, our ability to compete would be harmed and our business, financial condition and results of operations would be materially and adversely affected.

Enforcing and protecting patents and other proprietary information can be costly. If we are not able to adequately protect or enforce our proprietary information or if we become subject to infringement claims by others, our business, results of operations and financial condition may be materially adversely affected.

We may need to engage in future litigation to enforce our intellectual property rights or the rights of our customers, to protect our trade secrets or to determine the validity and scope of proprietary rights of others, including our customers. The purchaser of our patents may choose to be more aggressive in pursuing its rights with respect to the patents it purchased from us, which could lead to significant litigation and possible attempts by others to invalidate such patents. If such attempts are successful, we might not be able to use this technology in the future. We also may need to engage in litigation in the future to enforce patent rights with respect to future patents, if any. In addition, we may receive in the future communications from third parties asserting that our products infringe the proprietary rights of third parties. We cannot assure you that any such claims would not result in protracted and costly litigation. Any such litigation could result in substantial costs and diversion of our resources and could materially and adversely affect our business, financial condition and results of operations. Furthermore, we cannot assure you that we will have the financial resources to vigorously defend our proprietary information.

Our proprietary information and other intellectual property rights are subject to U.S. Government use which, in some instances, limits our ability to capitalize on them.

Whatever degree of protection, if any, is afforded to us through patents, proprietary information and other intellectual property generally will not extend to U.S. Government markets that utilize certain segments of our technology. The U.S. Government has the right to royalty-free use of technologies that we have developed under U.S. Government contracts, including portions of our stacked circuitry technology. While we are generally free to commercially exploit these U.S. Government-funded technologies, and we may assert our intellectual property rights to seek to block other non-U.S. Government users of the same, we cannot assure you that we will be successful in our attempts to do so.

We are subject to significant competition that could harm our ability to win new business or attract strategic partnerships and could increase the price pressure on our products.

We face strong competition from a wide variety of competitors, including large, multinational semiconductor design firms and aerospace firms. Most of our competitors have considerably greater financial, marketing and technological resources than we or our subsidiaries do, which may make it difficult to win new contracts or to attract strategic partners. This competition has resulted and may continue to result in declining average selling prices for our products. We cannot assure you that we will be able to compete successfully with these companies. Certain of our competitors operate their own fabrication facilities and have longer operating histories and presence in key markets, greater name recognition, larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than us. As a result, these competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the promotion and sale of their products. Increased competition has in the past resulted in price reductions, reduced gross margins and loss of market share. This trend may continue in the future. We cannot assure you that we will be able to continue to compete successfully or that competitive pressures will not materially and adversely affect our business, financial condition and results of operations.

We must continually adapt to unforeseen technological advances, or we may not be able to successfully compete with our competitors.

We operate in industries characterized by rapid and continuing technological development and advancements. Accordingly, we anticipate that we will be required to devote substantial resources to improve already technologically complex products. Many companies in these industries devote considerably greater resources to research and development than we do. Developments by any of these companies could have a materially adverse effect on us if we are not able to keep up with the same developments. Our future success will depend on our ability to successfully adapt to any new technological advances in a timely manner, or at all.

We do not plan to pay dividends to holders of common stock.

We do not anticipate paying cash dividends to the holders of the common stock at any time. Accordingly, investors in our securities must rely upon subsequent sales after price appreciation as the sole method to realize a gain on investment. There are no assurances that the price of common stock will ever appreciate in value.

If we are not able to retain our key personnel or attract additional key personnel as required, we may not be able to implement our business plan and our results of operations could be materially and adversely affected.

We depend to a large extent on the abilities and continued participation of our executive officers and other key employees. The loss of any key employee could have a material adverse effect on our business. While we have adopted employee equity incentive plans designed to attract and retain key employees, our stock price has declined in recent periods, and we cannot guarantee that options or non-vested stock granted under our plans will be effective in retaining key employees. We believe that, as our activities increase and change in character, additional, experienced personnel will be required to implement our business plan. Competition for such personnel is intense and we cannot assure you that they will be available when required, or that we will have the ability to attract and retain them.

We may be subject to additional risks.

The risks and uncertainties described above are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially adversely affect our business operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Reoffer Prospectus and other documents incorporated by reference in it, contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws which contain certain safe harbors regarding forward-looking statements. Forward-looking statements provide current expectations of future events based on certain assumptions, and include any statement that is not strictly an historical statement. Examples of forward looking statements include statements concerning our projected revenues, expenses, gross profit and income, mix of revenue, demand for our products, the need for additional capital, our ability to obtain and successfully perform additional new contract awards and the related funding of such awards, our ability to repay our outstanding debt, market acceptance of our products and technologies, the competitive nature of our business and markets, the success and timing of new product introductions and commercialization of our technologies, product qualification requirements of our customers, the need to divest assets, our significant accounting policies and estimates, and the outcome of expense audits. Words such as “anticipates,” “believes,” “expects,” “estimates,” “intends,” “plans,” “projects,” and similar expressions, may also identify forward-looking statements. Investors are cautioned that these forward-looking statements are not guarantees of ISC8’s future performance and are based on a number of assumptions and involve a number of risks and uncertainties that could cause our actual results to differ materially from those found in the forward-looking statements and from historical trends. These risks and uncertainties include the risks and cautionary statements detailed in this Reoffer Prospectus under “Risk Factors” as well as in ISC8’s other filings with the SEC copies of which may be accessed through the SEC’s website at http://www.sec.gov. Investors are urged to carefully review these risks and cautionary statements. The forward-looking statements included in this Reoffer Prospectus represent our views as of its date and should not be relied upon as representing our views as of any subsequent date. Except as required by law, we specifically disclaim any obligation to update these forward-looking statements in the future.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares which may be sold pursuant to this Reoffer Prospectus for the respective accounts of the selling stockholders. All such proceeds, net of brokerage commissions, if any, will be received by the selling stockholders. See “Selling Stockholders” and “Plan of Distribution.”

SELLING STOCKHOLDERS

The selling stockholders will be our past or current officers, directors, consultants or employees who have acquired shares of our common stock under our Stock Bonus Plan. In addition, the Stock Bonus Plan may sell shares of our common stock which have been previously issued and forfeited by plan participants upon termination of their employment. All of our current employees, and all of our former employees who have not terminated their participation in the Stock Bonus Plan, hold shares in their Stock Bonus Plan accounts. Some selling stockholders may be considered our “affiliates” as that term is defined in the federal securities laws. The selling stockholders may from time to time resell all, a portion, or none of the shares of our common stock covered by this Reoffer Prospectus.

As of the date of this Reoffer Prospectus, 9,321,087 shares of common stock were held by the Stock Bonus Plan in participants’ accounts and 71,743 shares of common stock were held in the forfeiture account of the Stock Bonus Plan, for a total of 9,392,830 shares.

PLAN OF DISTRIBUTION

The shares covered by this Reoffer Prospectus may be sold from time to time by the selling stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by a variety of different methods, including the following:

(a)	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by a broker or dealer as principal and resale by such broker or dealer or for its account pursuant to this Reoffer Prospectus, as supplemented;

(c)	ordinary brokerage transactions in which the broker solicits purchasers;

(d)	through options, swaps or derivatives;

(e)	in transactions to cover short sales;

(f)	privately negotiated transactions; or

(g)	in a combination of any of the above methods.

The selling stockholders may sell their common shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their common shares. Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of common shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved.

Broker-dealers may agree with a selling stockholder to sell a specified number of common shares at a stipulated price per common share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold common shares at the price required to fulfill the broker-dealer commitment to the selling stockholder.

Broker-dealers who acquire common shares as principal may thereafter resell the common shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the common shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling stockholders enter into such arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this Registration Statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

The selling stockholder and sales to and through other broker-dealers or agents that participate with the selling stockholder in the sale of the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Rule 144

In addition, any securities covered by this Reoffer Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Reoffer Prospectus, as supplemented. Sales may also take place from time to time through brokers pursuant to pre-arranged sales plans intended to qualify under Rule 10b5-1 under the Exchange Act. If a selling stockholder who is an affiliate of ISC8 at the time of sale wishes to sell shares acquired under the Stock Bonus Plan under this Registration Statement, the number of shares sold by any such selling stockholder will be limited to the amount specified in Rule 144(e).

Regulation M

The selling stockholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular we will advise the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of common shares in the market and to the activities of the selling stockholders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.

Accordingly, during such times as a selling stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the selling stockholder must comply with applicable law and, among other things:

•	may not engage in any stabilization activities in connection with our common stock;

•	may not cover short sales by purchasing shares while the distribution is taking place; and

•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this Reoffer Prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Penny Stock Rules

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “institutional accredited investors.” The term “institutional accredited investor” refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501(a) of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the SEC, obtain from the customer a signed and dated acknowledgement of receipt of the disclosure document and to wait two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

State Securities Laws

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

There is no assurance that the selling stockholder will sell all or any portion of the shares covered by this Reoffer Prospectus.

All expenses of registration of the common stock, other than commissions and discounts of underwriters, dealers or agents, shall be borne by us. As and when we are required to update this Reoffer Prospectus, we may incur additional expenses.

LEGAL MATTERS

The validity of the common stock issuable under the Bonus Stock Plan has been passed upon for us by Butzel Long, a professional corporation.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this Reoffer Prospectus, which means that we can disclose important information to you by referring to another document filed separately by us with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for information superseded by this Reoffer Prospectus. This Reoffer Prospectus incorporates by reference the documents which are listed below that we have previously filed with the SEC as of their respective filing dates. These documents contain important information about us and our finances.

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2011, filed on December 29, 2011;

(b)	The Company’s Current Reports on Form 8-K filed on October 19, 2011, October 21, 2011, December 15, 2011, January 20, 2012, January 25, 2012, February 6, 2012, March 1, 2012, March 12, 2012 and April 17, 2012;

(c)	The Company’s Quarterly Reports on Form 10-Q filed on February 15, 2012, February 16, 2012, May 11, 2012;

(d)	The Company’s Definitive Proxy Statement filed on January 27, 2012; and

(e)	The description of the Company’s common stock, par value $0.01 per share, contained in the Company’s Registration Statement on Form 8-A filed October 12, 1982 pursuant to Section 12(b) of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

All documents filed by ISC8 with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Reoffer Prospectus and prior to the termination of the offering to which it relates shall be deemed to be incorporated by reference into this Reoffer Prospectus and to be a part of it from the date of filing of such documents. Any statement contained in this Reoffer Prospectus or in a document incorporated by reference or deemed to be incorporated by reference in this Reoffer Prospectus shall be deemed to be modified or superseded for purposes of this Reoffer Prospectus to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference in this Reoffer Prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to be a part of this Reoffer Prospectus. Nothing in this Reoffer Prospectus shall be deemed to incorporate information furnished by us but not filed with the SEC pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K.

We will provide without charge to each person to whom a copy of this Reoffer Prospectus has been delivered, on written or oral request a copy of any or all of the documents incorporated by reference in this Reoffer Prospectus. Written or oral requests for such copies should be directed to:

Dan Regalado

ISC8 Inc.

3001 Red Hill Avenue, Building 3

Costa Mesa, California 92626

Telephone (714) 549-8211

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company’s officers and directors are indemnified as provided by the Delaware General Corporation Law and the Company’s bylaws.

Under Section 145 of the Delaware General Corporation Law, the Registrant can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933. The Registrant’s bylaws and certificate of incorporation provide that the Registrant will indemnify its directors and officers to the fullest extent permitted by law, and require the Registrant to advance litigation expenses under certain circumstances. The bylaws and certificate of incorporation further provide that rights conferred under such bylaws and certificate of incorporation do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant’s certificate of incorporation provides that none of its directors shall be personally liable for monetary damages for breach of such director’s fiduciary duty to the Registrant and its stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Registrant has entered into agreements to indemnify its directors, the directors of certain of its subsidiaries and certain of its officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements, among other things, indemnify the Registrant’s directors and certain of its officers for certain expenses, attorneys’ fees, judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Registrant, on account of services as a director or officer of the Registrant, or as a director or officer of any other company or enterprise to which the person provides services at the request of the Registrant. The Registrant also maintains directors and officers liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect, read and copy these reports, proxy statements and other information at the public reference facilities the SEC maintains at 100 F Street N.E. Washington, D.C. 20549. You can also obtain copies of these materials at prescribed rates by writing to the Public Reference Section of the SEC at 100 F. Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the public reference facilities by calling the SEC at 1-800-732-0330. The Commission also maintains a web site http://www.sec.gov that makes available reports, proxy statements and other information regarding issuers that file electronically with it.

We have filed with the SEC a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, to register with the SEC the shares of our common stock described in this Reoffer Prospectus. This Reoffer Prospectus is part of that Registration Statement and provides you with a general description of the common stock being registered, but does not include all of the information you can find in the Registration Statement or the exhibits. You should refer to the Registration Statement and its exhibits for more information about us and the common stock being registered.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this Registration Statement, which means that we can disclose important information to you by referring to another document filed separately by us with the SEC. The information incorporated by reference is deemed to be part of this Registration Statement, except for information superseded by this Registration Statement. This Registration Statement incorporates by reference the documents which are listed below that we have previously filed with the SEC as of their respective filing dates. These documents contain important information about us and our finances.

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2011, filed on December 29, 2011;

(b)	The Company’s Current Reports on Form 8-K filed on October 19, 2011, October 21, 2011, December 15, 2011, January 20, 2012, January 25, 2012, February 6, 2012, March 1, 2012, March 12, 2012 and April 17, 2012;

(c)	The Company’s Quarterly Reports on Form 10-Q filed on February 15, 2012, February 16, 2012, May 11, 2012;

(d)	The Company’s Definitive Proxy Statement filed on January 27, 2012; and

(e)	The description of the Company’s common stock, par value $0.01 per share, contained in the Company’s Registration Statement on Form 8-A filed October 12, 1982 pursuant to Section 12(b) of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

All documents filed by ISC8 with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the termination of the offering to which it relates shall be deemed to be incorporated by reference into this Registration Statement and to be a part of it from the date of filing of such documents. Any statement contained in this Registration Statement or in a document incorporated by reference or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference in this Registration Statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to be a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate information furnished by us but not filed with the SEC pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 145 of the Delaware General Corporation Law, the Registrant can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933. The Registrant’s bylaws and certificate of incorporation provide that the Registrant will indemnify its directors and officers to the fullest extent permitted by law, and require the Registrant to advance litigation expenses under certain circumstances. The bylaws and certificate of incorporation further provide that rights conferred under such bylaws and certificate of incorporation do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant’s certificate of incorporation provides that none of its directors shall be personally liable for monetary damages for breach of such director’s fiduciary duty to the Registrant and its stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Registrant has entered into agreements to indemnify its directors, the directors of certain of its subsidiaries and certain of its officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements, among other things, indemnify the Registrant’s directors and certain of its officers for certain expenses, attorneys’ fees, judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Registrant, on account of services as a director or officer of the Registrant, or as a director or officer of any other company or enterprise to which the person provides services at the request of the Registrant. The Registrant also maintains directors and officers liability insurance.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

4.1	Instruments defining the rights of Stockholders (1)

4.2	Certificate of Incorporation of the Registrant (2)

4.3	Certificate of Elimination of the Series B Convertible Cumulative Preferred Stock, Series C Convertible Cumulative Preferred Stock, Series D Convertible Preferred Stock and Series E Convertible Preferred Stock (3)

4.4	Certificate of Designations of Rights, Preferences, Privileges and Limitations of Series A-1 10% Cumulative Convertible Preferred Stock (4)

4.5	Certificate of Amendment of Certificate of Incorporation to increase the authorized shares of the Corporation’s common stock and the authorized shares of the Corporation’s Preferred Stock (4)

4.6	Certificate of Amendment of Certificate of Incorporation to reclassify, change, and convert each ten (10) outstanding shares of the Corporation’s common stock into one (1) share of common stock (5)

4.7	Certificate of Designations of Rights, Preferences, Privileges and Limitations of Series A-2 10% Cumulative Convertible Preferred Stock (6)

4.8	Certificate of Designations of Rights, Preferences, Privileges and Limitations of Series B Convertible Preferred Stock (7)

4.9	Certificate of Designations of Rights, Preferences, Privileges and Limitations of Series C Convertible Preferred Stock (8)

4.10	Certificate of Amendment dated March 9, 2011 to Certificate of Incorporation to increase the authorized shares of the Company’s Common Stock (9)

4.11	Certificate of Amendment of Certificate of Incorporation to increase the authorized shares of the Corporation’s common stock from 500,000,000 to 800,000,000 and change of name of corporation to ISC8 Inc. from Irvine Sensors Corporation (10)

4.12	By-laws, as amended and currently in effect (11)

5	Opinion and Consent of Butzel Long, a professional corporation.

23.1	Consent of Independent Registered Public Accounting Firm — Squar, Milner, Peterson, Miranda & Williamson, LLP.

23.2	Consent of Butzel Long, a professional corporation, is contained in Exhibit 5.

24	Power of Attorney. Reference is made to page II-7 of this Registration Statement.

99.1	ISC8 Inc. 401(k) and Stock Bonus Plan.

99.2	Trust Agreement for the ISC8 Inc. 401(k) and Stock Bonus Plan.

(1)	Incorporated by reference to Registrant’s Registration Statement No. 1-8402 on Form 8-A, together with its exhibits.
(2)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 28, 2003 as filed with the SEC on December 24, 2003 (File No. 001-08402).
(3)	Incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K as filed with the SEC on April 18, 2008.
(4)	Incorporated by reference to Exhibit 3.5 to the Registrant’s Current Report on Form 8-K as filed with the SEC on August 27, 2008.
(5)	Incorporated by reference to Exhibit 3.6 to the Registrant’s Current Report on Form 8-K as filed with the SEC on August 27, 2008.
(6)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on March 24, 2009.
(7)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on October 1, 2009.
(8)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on May 4, 2010.
(9)	Incorporated by reference to Exhibit No. 3.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on March 15, 2011.
(10)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on January 25, 2012.
(11)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on September 21, 2007, and by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on December 29, 2010.

The undersigned Registrant hereby undertakes to submit (or it has submitted) the ISC8 401(k) and Stock Bonus Plan (“Plan”) and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and will make (or has made) all changes required by the IRS in order to qualify the Plan.

ITEM 9. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California on the 20th day of June, 2012.

ISC8 Inc.

/s/ Dan Regalado
By:	Dan Regalado
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

That the undersigned officers and directors of the Registrant do hereby constitute and appoint Bill Joll and Dan Regalado, or their substitute or substitutes, and each of them acting singly, as the lawful attorneys-in-fact and agents, with full power and authority to do any and all acts and things and to execute and file or cause to be filed any and all instruments, documents or exhibits which said attorneys and agents, or either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, and any rules or regulations or requirements of the Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement and to any and all instruments, documents or exhibits filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, with the powers of substitution and revocation, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, or their substitute or substitutes, shall lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the dates indicated below. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Bill Joll Bill Joll	Chief Executive Officer, President and Director (Principal Executive Officer)	June 20, 2012

/s/ Dan Regalado Dan Regalado	Chief Financial Officer and Senior Vice President (Principal Financial Officer and Principal Accounting Officer)	June 20, 2012

/s/ Seth W. Hamot Seth W. Hamot	Chairman of the Board	June 20, 2012

/s/ John C. Carson John C. Carson	Vice Chairman of the Board and Chief Strategy Officer	June 20, 2012

Signature	Title	Date

/s/ Marc Dumont Marc Dumont	Director	June 20, 2012

/s/ Jack Johnson Jack Johnson	Director	June 20, 2012

/s/ Thomas M . Kelly Thomas M. Kelly	Director	June 20, 2012

/s/ Edward J. Scollins Edward J. Scollins	Director	June 20, 2012

/s/ Chester P. White Chester P. White	Director	June 20, 2012

/s/ Robert L. Wilson Robert L. Wilson	Director	June 20, 2012

EXHIBIT INDEX

4.1	Instruments defining the rights of Stockholders (1)

4.2	Certificate of Incorporation of the Registrant (2)

4.3	Certificate of Elimination of the Series B Convertible Cumulative Preferred Stock, Series C Convertible Cumulative Preferred Stock, Series D Convertible Preferred Stock and Series E Convertible Preferred Stock (3)

4.4	Certificate of Designations of Rights, Preferences, Privileges and Limitations of Series A-1 10% Cumulative Convertible Preferred Stock (4)

4.5	Certificate of Amendment of Certificate of Incorporation to increase the authorized shares of the Corporation’s common stock and the authorized shares of the Corporation’s Preferred Stock (4)

4.6	Certificate of Amendment of Certificate of Incorporation to reclassify, change, and convert each ten (10) outstanding shares of the Corporation’s common stock into one (1) share of common stock (5)

4.7	Certificate of Designations of Rights, Preferences, Privileges and Limitations of Series A-2 10% Cumulative Convertible Preferred Stock (6)

4.8	Certificate of Designations of Rights, Preferences, Privileges and Limitations of Series B Convertible Preferred Stock (7)

4.9	Certificate of Designations of Rights, Preferences, Privileges and Limitations of Series C Convertible Preferred Stock (8)

4.10	Certificate of Amendment dated March 9, 2011 to Certificate of Incorporation to increase the authorized shares of the Company’s Common Stock (9)

4.11	Certificate of Amendment of Certificate of Incorporation to increase the authorized shares of the Corporation’s common stock from 500,000,000 to 800,000,000 and change of name of corporation to ISC8 Inc. from Irvine Sensors Corporation (10)

4.12	By-laws, as amended and currently in effect (11)

5	Opinion and Consent of Butzel Long, a professional corporation.

23.1	Consent of Independent Registered Public Accounting Firm — Squar, Milner, Peterson, Miranda & Williamson, LLP.

23.2	Consent of Butzel Long, a professional corporation, is contained in Exhibit 5.

24	Power of Attorney. Reference is made to page II-7 of this Registration Statement.

99.1	ISC8 Inc. 401(k) and Stock Bonus Plan.

99.2	Trust Agreement for the ISC8 Inc. 401(k) and Stock Bonus Plan.

(1)	Incorporated by reference to Registrant’s Registration Statement No. 1-8402 on Form 8-A, together with its exhibits.
(2)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 28, 2003 as filed with the SEC on December 24, 2003 (File No. 001-08402).
(3)	Incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K as filed with the SEC on April 18, 2008.
(4)	Incorporated by reference to Exhibit 3.5 to the Registrant’s Current Report on Form 8-K as filed with the SEC on August 27, 2008.
(5)	Incorporated by reference to Exhibit 3.6 to the Registrant’s Current Report on Form 8-K as filed with the SEC on August 27, 2008.
(6)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on March 24, 2009.
(7)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on October 1, 2009.
(8)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on May 4, 2010.
(9)	Incorporated by reference to Exhibit No. 3.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on March 15, 2011.
(10)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on January 25, 2012.
(11)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on September 21, 2007, and by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on December 29, 2010.